                                                                   EXHIBIT 99.11

                            STANDBY FUNDING AGREEMENT


                  This Standby Funding Agreement (this "Agreement") dated as of February 7, 2001 is by and among Pitt-Des Moines, Inc., a Pennsylvania corporation ("PDM"), Chicago Bridge & Iron Company N.V., a company organized under the laws of the Netherlands ("CB&I"), and Farinvest, Ltd, a company organized under the laws of the Cayman Islands ("WEDGE").

                  WHEREAS, PDM, CB&I and CB&I Constructors, Inc., a Texas corporation ("CB&I Sub"), are simultaneously entering into that certain Asset Purchase Agreement of even date herewith (the "Purchase Agreement") pursuant to which CB&I and CB&I Sub are purchasing certain assets of PDM, and PDM is receiving in partial consideration for such assets 2,848,172 shares of the common stock of CB&I, par value NLG.01 per share ("CB&I Stock");

                  WHEREAS, PDM, CB&I and certain other shareholders of CB&I are entering into a Shareholders Agreement dated as of the date hereof (the "PDM Shareholders Agreement") providing, among other things, for PDM to have the right, on the terms and conditions set forth therein (the "PDM Put Right") to put the Put Shares (as defined in the PDM Shareholders Agreement) to CB&I;

                  WHEREAS, the parties hereto desire to enter into this Agreement to provide for WEDGE to provide stand-by funding for CB&I's purchase of Put Shares following PDM's exercise of the PDM Put Right and to provide for CB&I's reimbursing and compensating WEDGE for providing such funding; and

                  WHEREAS, for convenience in consummation of the PDM Put Right, CB&I has executed and delivered to WEDGE, in advance of WEDGE's provision of any funding as provided herein, a contingent promissory note in the principal amount of the maximum potential Funded Amount (as defined below) (the "Contingent Note"), and a contingent Agreement and Deed of Pledge of even date herewith (the "Deed of Pledge") in respect of CB&I's reimbursement obligation herein provided for.

                  NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained in this Agreement, the parties hereby agree as follows:



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                                   ARTICLE I
                            WEDGE FUNDING COMMITMENT

         Section 1.01 Standby Funding. Subject to satisfaction of the conditions set forth in Section 1.02 below, WEDGE agrees to pay to PDM pursuant to Section 5.01(c) of the PDM Shareholders Agreement the amount specified in Section 1.03 below in respect of PDM's exercise of the PDM Put Right. WEDGE and CB&I agree (without limiting PDM's rights hereunder against WEDGE) that WEDGE shall not be entitled to fund the amount due to PDM hereunder if CB&I indicates its willingness to do so and in fact does fund such amount.

         Section 1.02 Conditions to Funding. WEDGE's obligation to make payment to PDM pursuant to Section 1.01 above shall be subject to the conditions that:

         (a) PDM shall have exercised the PDM Put Right within the time prescribed, and in the manner required, pursuant to the PDM Shareholders Agreement;

         (b) Either CB&I or PDM shall have given WEDGE written notice (the "Funding Notice") that PDM has exercised the PDM Put Right, which notice shall specify the amount which WEDGE is to pay to PDM on behalf of CB&I in respect of the exercise of the PDM Put Right and the number of shares of CB&I Stock thereby to be purchased by CB&I pursuant to Section 1.01 above as the result of such notice and payment. CB&I agrees that WEDGE shall, in the absence of manifest error, be entitled to rely upon any Funding Notice given to it by PDM and treat any such notice as if it were given by CB&I, and CB&I hereby indemnifies and holds WEDGE harmless and otherwise fully protects WEDGE from any and all claims, liabilities or losses resulting from any defect in the Funding Notice, absent manifest error or prior written notice from CB&I of such defect. PDM shall give a copy of any Funding Notice by it to CB&I; provided, however, that the failure to give any such notice shall in no way affect the protection provided to WEDGE pursuant to the immediately preceding sentence.

         Section 1.03 Amount and Payment. The amount to be paid by WEDGE to PDM pursuant to Section 1.01 above (the "Funded Amount") shall be equal to $17.15 times the number of shares of CB&I Stock specified in the Funding Notice. Wedge shall pay the Funded Amount to PDM on or before the third business day next following the giving of the Funding Notice (such date of funding being referred to herein as the "Funding Date") by wire transfer, to such account as PDM shall specify in writing, of immediately available funds against PDM's transfer by deed substantially in the form of Exhibit A hereto to CB&I and surrender of legended certificates to CB&I in the manner set forth in Section 5.01(b) of the PDM Shareholders Agreement, together with all legally required instruments for transfer, evidencing the number of shares of CB&I Stock in respect of which PDM is exercising the PDM Put Right. Notwithstanding anything else herein contained, the maximum aggregate amount to be paid by WEDGE pursuant to this Agreement shall not exceed $14,999,990.

         Section 1.04 Put Shares. Notwithstanding that WEDGE may have paid for some or all of the shares of CB&I Stock in respect of which PDM shall have exercised the PDM Put Right,



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all such shares shall be transferred, and shall belong, to CB&I subject to the
Deed of Pledge; provided, that the number of shares of CB&I Stock pledged pursuant to the Deed of Pledge shall only be the CB&I Shares in respect of which the purchase price is funded by WEDGE.

         Section 1.05 Termination. WEDGE's obligation to make payments pursuant to Section 1.01 above shall terminate upon the termination or expiration of the PDM Put Right (except in respect of any shares of CB&I Stock as to which PDM shall theretofore have exercised the PDM Put Right). If WEDGE does not receive a Funding Notice prior to termination or expiration of the PDM Put Right, upon such termination or expiration, WEDGE's contingent security interest pursuant to the Deed of Pledge shall be deemed released and WEDGE shall return the Contingent Note to CB&I marked "Cancelled" and shall to the extent required pursuant to applicable law or requested by CB&I reasonably cooperate with CB&I to evidence that all shares of CB&I Stock covered by the Deed of Pledge have been released. CB&I shall thereupon register in CB&I's shareholders register that the contingent pledge created pursuant to the Deed of Pledge is terminated.

         Section 1.06 Priority. In no event shall CB&I acquire, or PDM transfer or otherwise dispose of, any or all of the LC Shares (as defined in the PDM Shareholders Agreement) before the earlier of the date when all of the Put Shares are either sold, transferred or otherwise disposed of by PDM or acquired by CB&I thereunder, or the date on which the PDM Put Right shall have terminated or expired; provided that notwithstanding the foregoing, the parties acknowledge and agree that nothing in this Section 1.06 shall alter, modify or otherwise impair the rights of PDM under the PDM Shareholders Agreement.

                                   ARTICLE II
               REIMBURSEMENT; INTEREST; FEE; SETTLEMENT IN SHARES

         Section 2.01 Reimbursement. Except as provided in Section 2.03 below, on or before August 1, 2001, CB&I shall pay the Funded Amount in full to WEDGE in cash.

         Section 2.02 Payments. (a) All payments by CB&I to WEDGE pursuant hereto shall be by wire transfer of immediately available funds to such account as WEDGE shall specify in writing to CB&I.

         (b) Any full or partial cash payment by CB&I of the Funded Amount is referred to herein as the "Cash Reimbursement Payment". Each Cash Reimbursement Payment shall be accompanied by (i) payment of interest thereon at the rate of ten percent (10%) per annum for the actual number of days elapsed from and including the Funding Date to but excluding the date of payment of the Cash Reimbursement Payment (the "Reimbursement Date"), and (ii) a fee of three percent (3%) of the amount of such Cash Reimbursement Payment.



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         (c) The sum of the Funded Amount plus the interest and the fee as provided in clause (b) with respect thereto is referred to herein as the "Full Reimbursement Amount".

         Section 2.03 Settlement in Shares. (a) If CB&I shall not have paid the Full Reimbursement Amount and either (i) the Earnings and Cash Conditions shall not have been satisfied as of August 1, 2001 or (ii) the Available Credit shall be less than the Funded Amount, and then only to the extent the Available Credit is less than the Funded Amount, CB&I may on or before August 1, 2001 (but in no event before July 1, 2001) issue or transfer to WEDGE in complete satisfaction of any unpaid portion of the Full Reimbursement Amount a number of shares of CB&I Stock (the "Reimbursement Shares") equal to the sum of (A) the quotient determined by dividing the difference between the remaining unpaid balance of the Funded Amount by $17.15 plus (B) 25% of the number of shares of CB&I Stock determined pursuant to the immediately preceding clause (A), rounded to the next highest whole share. Such transfer or issuance of the Reimbursement Shares to WEDGE shall be deemed to discharge CB&I from any and all obligations in respect of the remaining unpaid portion of the Full Reimbursement Amount.

         (b) In the event CB&I fails to take the actions required pursuant to of
Section 2.03(a) above to issue or transfer the Reimbursement Shares to WEDGE, then on August 1, 2001 WEDGE shall be entitled to injunctive and all other equitable relief ("nakoming") to require CB&I to take such action as may be necessary to cause the transfer and/or issue of the Reimbursement Shares to WEDGE and cause WEDGE to be the owner of the Reimbursement Shares as required above. CB&I consents to the entry of such injunctive or other equitable relief and agrees that WEDGE would be irrevocably harmed by the absence of the grant of such injunctive or other equitable relief. WEDGE agrees to take all action and execute all instruments required of it in order to effectuate the issuance or transfer of and its registration as the owner of the Reimbursement Shares as provided above.

         (c) If CB&I fails both (i) to pay in full the Full Reimbursement Amount and (ii) to issue the shares of CB&I Stock required to be issued under Section 2.03(a) above, then on August 1, 2001 WEDGE shall be entitled to recover the remaining balance of the Full Reimbursement Amount and to assert all rights and remedies provided in the Deed of Pledge to recover such balance. Upon completion of foreclosure pursuant to the Deed of Pledge on the Pledged Shares (as defined in the Deed of Pledge), WEDGE shall apply any and all cash amounts collected in such foreclosure to satisfy the remaining balance of the Full Reimbursement Amount. In the event of a deficiency after application of such cash amounts, WEDGE shall be entitled to pursue collection of such deficiency from CB&I.

         Section 2.04 Surrender of Pledged Shares. Upon payment of the Full Reimbursement Amount, if any, to WEDGE required pursuant to Section 2.01 above or registration of WEDGE as the owner of the Reimbursement Shares as required pursuant to Section 2.03 above, CB&I shall be entitled in the CB&I shareholders register to record that the right of pledge under the Deed of Pledge has been terminated and to record CB&I as the full owner of the shares covered



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thereby. WEDGE shall return the Contingent Note to CB&I marked "Cancelled" and shall cooperate with CB&I to accomplish such registration.

         Section 2.05 Certain Definitions. (a) The term "Earnings and Cash Conditions" shall mean that both of the following conditions shall be satisfied as of August 1, 2001:

                  (i) the CB&I 12-Month EBITDA shall be not less than $72,000,000; and

                  (ii) CB&I's Available Credit shall be greater than zero.

         (b) The term "Available Credit" shall mean an amount of Revolving Loans (as defined in the Credit Agreement) available for borrowing by CB&I under the Credit Agreement, but in no event shall the amount of Available Credit exceed such amount as would cause the ratio of (i) the sum of (A) such amount and (B) the amount of CB&I's Indebtedness for Borrowed Money (as defined in the Credit Agreement) to (ii) CB&I's 12-Month EBITDA to be greater than 2.0 to 1.0. If such ratio would be greater than 2.0 to 1.0 as of August 1, 2001, the Available Credit shall be zero.

         (c) The Term "CB&I 12-Month EBITDA" shall mean "EBITDA" as defined in the Credit Agreement for the twelve months ended June 30, 2001.

         (d) The term "Credit Agreement" shall mean the Credit Agreement dated as of December 1, 2000 by and between CB&I, the Subsidiary Borrowers identified therein, the Institutions from time to time parties thereto as Lenders and Bank One, NA as Administrative Agent, Bank of America, N.A. as Syndication Agent and Harris Trust and Savings Bank, as Documentation Agent and Bank One Capital Markets Inc. as Lead Arranger and Sole Book Runner, as amended from time to time. CB&I agrees not to amend the Credit Agreement after the date hereof in respect of the terms herein defined by reference to the Credit Agreement in any way materially adverse to the rights of WEDGE under this Agreement without WEDGE's prior written consent, which consent WEDGE agrees not to unreasonably delay or withhold.

         Section 2.06 Optional Cash Payment. Notwithstanding the foregoing, CB&I shall have the option, exercisable in its sole discretion, to pay as a voluntary payment in cash (but not in shares of CB&I Stock) at any time on or before August 1, 2001 any portion or all of the Funded Amount whether or not the Earnings and Cash Conditions shall have been satisfied. Each payment pursuant to this Section 2.06 shall be accompanied by payment of interest thereon and WEDGE's 3% fee with respect thereto calculated as provided in Section 2.02(b) above.

         Section 2.07 Report. On or before July 23, 2001, CB&I shall notify WEDGE in writing of the amounts of the CB&I 12-month EBIDTA and CB&I's expected Available Credit as of August 1, 2001. WEDGE agrees to maintain the confidentiality of all non-public information furnished to it in connection with this Agreement.



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                                   ARTICLE III
            SHAREHOLDERS AGREEMENT AND SHARE CERTIFICATES; INVESTMENT
                         REPRESENTATIONS; NYSE LISTING

         Section 3.01 Shareholders Agreement and Share Certificates. All shares of CB&I Stock issued to WEDGE pursuant to Section 2.03 above shall constitute "Securities" for purposes of the Shareholder Agreement dated as of December 28, 2000 by and between WEDGE Group Incorporated and CB&I and certain shareholders (as amended, the "WEDGE Shareholder Agreement"). WEDGE agrees that upon becoming the owner of any Reimbursement Shares it shall thereby automatically be subject to all of the restrictions of the WEDGE Shareholder Agreement. WEDGE agrees on request by CB&I to execute and deliver to CB&I an instrument to evidence that WEDGE is bound by the WEDGE Shareholders Agreement. However, any shares of CB&I Stock (i) acquired by WEDGE or any of its affiliates by foreclosure pursuant to or in connection with the Deed of Pledge or (ii) to be sold by WEDGE or any of its affiliates in any foreclosure proceeding or process pursuant to or in connection with the Deed of Pledge shall no longer be subject to Articles II, IV, or V of the WEDGE Shareholder Agreement. All certificates issued to WEDGE pursuant to Article II above shall be legended as provided in the WEDGE Shareholder Agreement, except as provided in the immediately preceding provision.

         Section 3.02 Investment Representations. WEDGE understands that any offer, sale and transfer of shares of CB&I Stock that may be issued to WEDGE hereunder (a) have not been registered with the Securities and Exchange Commission or pursuant to any state securities laws in reliance on the exemption afforded by Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act"), and comparable exemptions from applicable state laws, and
(ii) that such shares will be restricted securities under the Securities Act and various states' securities laws, and that these laws impose limitations on the Persons to whom sales of shares may be made. WEDGE represents that it (i) is an "accredited investor" (as defined in Rule 501(a)(8) under the Securities Act),
(ii) has such knowledge, sophistication and experience in financial and business matters as to be capable of evaluating the merits and risks of investment in shares of CB&I Stock, and (iii) is able to bear the economic risk of its investment in shares of CB&I Stock. WEDGE's acquisition of shares of CB&I Stock will be for its own account for investment and (subject to the disposition of its property being at all times within its control) not with a present view to, or for sale or other disposition in connection with, any distribution of all or any part of such shares. WEDGE acknowledges that (x) neither CB&I nor any person representing CB&I has made any representation to WEDGE with respect to CB&I or shares of CB&I Stock other than as contained in this Agreement and (y) WEDGE has had access to such financial and other information concerning CB&I and shares of CB&I Stock as WEDGE has deemed necessary in connection with its investment decision to accept CB&I shares pursuant hereto, including an opportunity to ask questions of and request information from CB&I.

         Section 3.03 NYSE Listing. CB&I shall cause all shares of CB&I Stock to be issued pursuant to this Agreement as described in Section 2.03(a)(ii) to be approved for listing on the New York Stock Exchange and Euronext Amsterdam N.V., subject to official notice of issuance,



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as promptly as practicable after the date of this Agreement, and in any event prior to August 1, 2001.

                                   ARTICLE IV
                             REPRESENTATIONS BY CB&I

                  As an inducement to WEDGE and PDM to enter into this Agreement and to consummate the transactions contemplated hereby, CB&I represents and warrants to WEDGE and PDM as follows:

         Section 4.01 Organization. CB&I is a company duly organized and validly existing under the laws of The Netherlands.

         Section 4.02 Authorization; Enforceability. (a) CB&I has full corporate authority to enter into this Agreement, the Contingent Note and the Deed of Pledge and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement, the Contingent Note and the Deed of Pledge and the consummation of the transactions contemplated hereby and thereby have all been duly authorized by all necessary action on the part of CB&I, and this Agreement, the Contingent Note and the Deed of Pledge have been duly executed and delivered by CB&I. This Agreement, the Contingent Note and the Deed of Pledge constitute the legal, valid and binding obligations of CB&I enforceable against it in accordance with their terms, except that enforceability may be (1) limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and (2) subject to general principles of equity (regardless of whether that enforceability is considered in a proceeding in equity or at law).

         (b) As of the Reimbursement Date, all of the Reimbursement Shares will have been duly authorized and validly issued and will be fully paid and nonassessable.

         Section 4.03 Listing. The Reimbursement Shares have been approved for listing on the New York Stock Exchange, subject to official notice of issuance.

         Section 4.04 Bank Consent. CB&I is herewith providing an executed copy to WEDGE of an amendment to the Credit Agreement, dated as of December 1, 2000, as amended, among CB&I, the subsidiary borrowers thereunder, the institutions from time to time parties thereto as lenders, Bank One, NA, Bank of America, N.A., and Harris Trust and Savings Bank, as a result of which amendment the transactions contemplated by this Agreement, the Contingent Note and the Deed of Pledge do not and will not violate such Credit Agreement.

         Section 4.05 Legal Opinion. Delivered on the date hereof is an executed legal opinion of counsel to CB&I relating to the matters set forth herein.



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                                   ARTICLE V
                            REPRESENTATIONS BY WEDGE

                  As an inducement to PDM and CB&I to enter into this Agreement and to consummate the transactions contemplated hereby, WEDGE represents and warrants to PDM and CB&I as follows:

         Section 5.01 Organization. WEDGE is a company duly organized and validly existing under the laws of the Cayman Islands.

         Section 5.02 Authorization; Enforceability. WEDGE has full corporate authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have all been duly authorized by all necessary action on the part of WEDGE, and this Agreement has been duly executed and delivered by WEDGE. This Agreement constitutes the legal, valid and binding obligations of WEDGE, enforceable against it in accordance with their terms, except that enforceability may be (1) limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and (2) subject to general principles of equity (regardless of whether that enforceability is considered in a proceeding in equity or at law).

                                   ARTICLE VI
                                  MISCELLANEOUS

         Section 6.01 No Assignment. This Agreement and the rights of the parties hereunder may not be assigned without the consent of the other parties hereto, and shall be binding on and inure to the benefit of the parties hereto and their permitted assignees upon assignment in accordance with the requirements therefor under applicable law; provided however, that WEDGE may assign all (but not less than all) of its rights hereunder to any entity controlling, controlled by or under common control with WEDGE, if such entity executes and delivers to the other parties hereto prior to or at the time of such assignment its written agreement to abide and be bound by all provisions hereof applicable to WEDGE. WEDGE shall not be released from its obligations under this Agreement by such assignment. In addition, notwithstanding the foregoing, PDM may assign its rights in this Agreement to permitted assignees of its rights and obligations under the PDM Shareholders Agreement on the same terms and conditions and subject to the same limitations specified in the proviso to Section 7.01 of the PDM Shareholders Agreement. Any purported assignment in violation of this Section 6.01 shall be invalid and of no force or effect whatsoever.

         Section 6.02 Entire Agreement; Amendment; Waivers. This Agreement, the PDM Shareholders Agreement, the Purchase Agreement, the Stock Purchase Agreement of even date herewith between CB&I and WEDGE (the "SPA"), the Deed of Pledge, the Contingent Note and the WEDGE Shareholder Agreement constitute the entire agreement and understanding between



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PDM, CB&I and WEDGE. This Agreement supersedes all prior agreements and understandings, both written and oral, relating to the subject matter of this Agreement. This Agreement may be amended, modified or supplemented, and any right hereunder may be waived, if, but only if, that amendment, modification, supplement or waiver is in writing and signed by the parties hereto; provided, that no approval, consent or signature of PDM shall be necessary from and after the payment of all of the amounts that may become payable under Section 1.01 above. The waiver of any of the terms and conditions hereof shall not be construed or interpreted as, or deemed to be, a waiver of any other term or condition hereof.

         Section 6.03 Notices. All notices required or permitted hereunder shall be in writing, and shall be deemed to be delivered and received if personally delivered, if delivered by facsimile, telex or courier service or if delivered by mail when delivered to the party specified below addressed in each case to the appropriate party or parties, at the address of such party set forth below (or at such other address as such party may designate by written notice to all other parties in accordance herewith):

                  (1)      if to CB&I, addressed to it at:

                           Chicago Bridge & Iron Company N.V.
                           c/o Chicago Bridge & Iron Company
                           1501 North Division Street
                           Plainfield, Illinois 60544
                           Attn: Secretary
                           Fax: (815) 439-6297

                           with a copy to:

                           Winston & Strawn
                           35 West Wacker Drive
                           Chicago, Illinois 60601
                           Attn: James M. Reum, Esq.
                           Fax: (312) 558-5700

                  (2)      if to PDM, addressed to it at:

                           Pitt-Des Moines, Inc.
                           Town Center One
                           1450 Lake Robbins Drive
                           Suite 400
                           The Woodlands, Texas 77380
                           Facsimile No.: (281) 765-4601
                           Attn: Richard A. Byers, Vice President, Financing




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

                  With copy to:

                           Buchanan Ingersoll Professional Corporation
                           One Oxford Centre, 20th Floor
                           301 Grant Street
                           Pittsburgh, Pennsylvania 15219
                           Facsimile No.: (412) 562-1041
                           Attn: Ronald Basso, Esq.;

and

                  (3)      if to WEDGE, addressed to it at:

                           Farinvest, Ltd.
                           Ugland House
                           South Church Street
                           Grand Cayman, Cayman Islands, B.W.I
                           Attn: Managing Director
                           Fax: 011-31-20-647-2212

                           with a copy to:

                           WEDGE Group Incorporated
                           1415 Louisiana, Suite 3000
                           Houston, Texas 77002
                           Attn: General Counsel
                           Fax: (713)524-3586

         Section 6.04 GOVERNING LAW, JURISDICTION AND VENUE. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE NETHERLANDS. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF (A) ANY NEW YORK COURT, OR FEDERAL COURT OF THE UNITED STATES OF AMERICA, SITTING IN THE STATE OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF OR (B) ANY DUTCH COURT SITTING IN THE NETHERLANDS, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT RELATING THERETO, AND EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY (i) AGREES THAT ANY CLAIM IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT (OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT) OR IN SUCH DUTCH COURT, (ii) WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO,



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ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY
SUCH ACTION OR PROCEEDING IN ANY SUCH NEW YORK STATE OR FEDERAL COURT OR IN SUCH DUTCH COURT, AND (iii) WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH NEW YORK STATE OR FEDERAL COURT OR IN SUCH DUTCH COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN
SECTION 6.03.

         Section 6.05 WAIVER OF CERTAIN CLAIMS. NEITHER PDM, CB&I NOR WEDGE SHALL BE ENTITLED TO RECOVER FROM EACH OTHER ANY LOSSES, COSTS, EXPENSES OR DAMAGES ARISING UNDER THIS AGREEMENT OR IN CONNECTION WITH OR WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED IN THIS AGREEMENT IN ANY AMOUNT IN EXCESS OF THE ACTUAL DAMAGES, COURT OR ARBITRATION COSTS AND REASONABLE ATTORNEY FEES AND EXPENSES, SUFFERED BY SUCH PARTY. PDM, CB&I AND WEDGE HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHTS TO ASSERT ANY CLAIM FOR INDIRECT, CONSEQUENTIAL, LOSS-OF-PROFIT OR PUNITIVE DAMAGES ARISING IN CONNECTION WITH OR WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED IN THIS AGREEMENT. THE WAIVER PROVISIONS PROVIDED FOR IN THIS AGREEMENT SHALL TO THE EXTENT PERMITTED UNDER APPLICABLE LAW BE APPLICABLE WHETHER OR NOT THE LOSSES, COSTS, EXPENSES AND DAMAGES IN QUESTION AROSE SOLELY OR IN PART FROM THE GROSS, ACTIVE, PASSIVE OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF ANY PERSON WHICH SEEKS THE BENEFIT OF SUCH PROVISION. PDM, CB&I AND WEDGE ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS CONSPICUOUS.

         Section 6.06 Exercise of Rights and Remedies. Except as otherwise provided herein, no delay or omission in the exercise of any right, power or remedy accruing to any party hereto as a result of any breach or default hereunder by any other party hereto shall impair any such right, power or remedy, nor shall it be construed, deemed or interpreted as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any waiver of any single breach or default be construed, deemed or interpreted as a waiver of any other breach or default hereunder occurring before or after that waiver.

         Section 6.07 Reformation and Severability. If any provision of this Agreement is invalid, illegal or unenforceable, that provision shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the parties hereto as expressed herein, and if such a modification is not possible, that provision shall



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be severed from this Agreement, and in either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

         Section 6.08 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         Section 6.09 Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

         Section 6.10 Fees and Expenses. In the event WEDGE prevails in any action to enforce its rights or to collect moneys due under this Agreement, CB&I shall pay to WEDGE the reasonable fees and expenses incurred by WEDGE in bringing and pursuing such action. Except as provided in the immediately preceding sentence or as otherwise specifically provided elsewhere in this Agreement, PDM, WEDGE and CB&I shall bear their own fees and expenses incurred in connection with this Agreement and in connection with all obligations required to be performed by each of them under this Agreement.

         Section 6.11 PDM Shareholders Agreement. The PDM Shareholders Agreement shall not be amended by the parties thereto in any manner adverse to WEDGE's rights or obligations hereunder without the prior written consent of WEDGE thereto.

         Section 6.12 Transactions. To the extent permitted by the fiduciary duties of the directors of CB&I, CB&I will use its best efforts to not enter in to any business combination, recapitalization or other corporate transaction that would subject WEDGE or its affiliates to any liability under Section 16(b) pursuant to the Securities Exchange Act of 1934, as amended, or the rules promulgated thereunder by the Securities and Exchange Commission, including the forfeiture of any "profit" pursuant to Section 16(b) thereof, in respect of WEDGE's transactions in shares of CB&I Stock on December 28, 2000, the date hereof or the last date on which WEDGE receives the last of the Reimbursement Shares due to it hereunder. WEDGE agrees to take and to cause its affiliates to take such reasonable actions as CB&I shall request in order for WEDGE to avoid such liability. CB&I will not engage in a transaction causing the Pledged Shares to cease to exist as described in Section 2.4.1 of the Deed of Pledge without first furnishing to WEDGE a legally binding and enforceable pledge of or security interest in other collateral having aggregate fair market value equal to the fair market value of the Pledged Shares at the time.


                            [signature page follows]

         IN WITNESS WHEREOF, the undersigned parties have executed this Agreement as of the date first written above.


                                        PITT-DES MOINES, INC.

                                        By:      /s/ R. A. Byers
                                           -------------------------------------
                                        Title:   Vice President - Finance


                                        CHICAGO BRIDGE & IRON COMPANY N.V.
                                        BY: CHICAGO BRIDGE & IRON COMPANY B.V.,
                                            ITS MANAGING DIRECTOR

                                        By:      /s/ Gerald M. Glenn
                                           -------------------------------------
                                        Title:   Managing Director


                                        FARINVEST, LTD.

                                        By:  Issam M. Fares, its Managing
                                             Director


                                             By:  /s/ Richard E. Blohm, Jr.
                                                --------------------------------
                                             Name:  Richard E. Blohm, Jr.
                                             Title: Attorney-in-Fact


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

                                    EXHIBIT A

                         Form of Deed for Share Transfer

(1)  ______________________, with offices at ___________________
("Transferor");

(2)  ______________________, with offices at ___________________
("Transferee");

TRANSFER

                  In order to fulfill its obligation under Article I of a certain Standby Funding Agreement entered into by and among Pitt-Des Moines, Inc., Chicago Bridge and Iron Company N.V. and Farinvest Ltd., dated February 6, 2001, Transferor hereby transfers [ ] registered shares with a nominal value of Nlg 0.01 in the capital of Chicago Bridge & Iron Company N.V. to Transferee.


Signed in _____ on _______________, 2001.


Transferor
By: _________________________


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